ANNTAYLOR

Exhibit 99.1

FOR IMMEDIATE RELEASE

Ann Taylor Reports First Quarter 2009 Results

Performance Reflects Strong Gross Margins and Significant Expense Savings

New York, NY, May 20, 2009 – Ann Taylor Stores Corporation (NYSE: ANN) today reported results for the first quarter of fiscal 2009, ended May 2, 2009, which reflected the achievement of strong gross margins and significant expense savings.

The Company reported a net loss per diluted share, excluding an after-tax restructuring charge of $0.1 million, of $0.04 in the first quarter of 2009, compared with earnings per diluted share of $0.47 in the first quarter of 2008, excluding after-tax restructuring charges of $2.3 million. On a GAAP basis, including the aforementioned restructuring charges, loss per diluted share was $0.04 in the first quarter of 2009, compared with earnings per diluted share of $0.43 in the first quarter of 2008.

Commenting on the results, Ann Taylor President and Chief Executive Officer Kay Krill stated, “The Company’s performance in the quarter reflected a gross margin rate that, despite the difficult retail and consumer environment, exceeded the prior year and was dramatically higher than the gross margin rate we reported in the fourth quarter of 2008. In addition, we continued to make meaningful progress in reducing our cost structure. However, our top-line results were very soft, although we anticipated much of this softness and bought our inventories conservatively, which enabled us to achieve the very strong gross margins that we did for the quarter. Looking ahead, we will continue to manage prudently through this difficult period, as we ready the business to enter the Fall season with compelling product assortments positioned for success.”

First Quarter Results

Net sales for the first quarter of fiscal 2009 were $426.7 million, compared with net sales of $591.7 million in the first quarter of fiscal 2008. By division, net sales at Ann Taylor were $107.4 million in the first quarter of 2009, compared with net sales of $197.6 million in the first quarter of 2008. At LOFT, net sales were $223.2 million in the first quarter of 2009, compared with net sales of $295.0 million in the first quarter of 2008.

ANNTAYLOR

Comparable store sales for the quarter declined 30.7% versus the prior year. At Ann Taylor, comparable store sales declined 42.7%, reflecting the disproportionate impact the current recession is having on the women’s apparel sector—particularly the aspirational luxury sector and apparel for professional working women. In addition, the comparable store sales results at Ann Taylor continued to reflect an assortment that has not yet been repositioned to the modern, chic and sophisticated point of view that will be launched this Fall. At LOFT, comparable stores sales declined 24.2%, reflecting the impact of the recession on women’s apparel and LOFT’s strategy to maintain significantly lower inventories—particularly of markdown product. This strategy pressured comp results for LOFT, but maximized the division’s gross margin for the quarter. Importantly, comparable store sales trends at LOFT improved as the quarter progressed, reflecting both improved product assortments and an increasing client response to the unique combination of fashion, quality and value that LOFT offers, particularly in this environment.

Gross margin, as a percentage of sales, increased dramatically to 55.5%, versus the Company’s fourth quarter rate of 35.7%. Versus a year ago, gross margin in the quarter advanced 2.3 margin points, compared with a gross margin rate of 53.2% in the first quarter of 2008. This strong gross margin performance reflected the success of the Company’s strategy to conservatively position inventory levels in the recessionary environment.

Selling, general and administrative expenses for the first quarter of 2009 declined approximately $31 million, or 11%, versus year-ago, to $239.4 million, despite a 1% increase in square footage for the quarter. This significant decline in expenses reflected restructuring program savings, as well as aggressive management of expenses.

During the quarter, the Company recorded a pre-tax restructuring charge of $0.2 million, compared with pre-tax restructuring charges totaling $3.7 million in the first quarter of 2008.

Excluding restructuring charges, the Company reported an operating loss of $2.5 million for the quarter, compared with operating income of $44.9 million in the first quarter of 2008. On the same basis, the Company reported a net loss in the quarter of $2.2 million, or $0.04 per diluted share, compared with net income of $28.2 million, or $0.47 per diluted share, in the first quarter of 2008.

On a GAAP basis, the Company reported an operating loss of $2.7 million in the first quarter of 2009, compared with operating income of $41.2 million in the first quarter of 2008. On the same basis, the Company reported a net loss of $2.3 million, or $0.04 per diluted share, in the first quarter of 2009, compared with net income of $25.9 million, or $0.43 per diluted share, in the first quarter of 2008.

The Company ended the first quarter with $199 million in cash and cash equivalents, including $125 million of borrowings under its revolving credit facility.

Total inventory per square foot at the end of the first quarter of 2009 was down 16% versus year-ago, reflecting a 28% decline at Ann Taylor and a 16% decline at LOFT.

During the first quarter of 2009, the Company opened six LOFT stores and three LOFT Outlet stores and closed two Ann Taylor stores and three LOFT stores. The total store count at the end of the first quarter was 939, comprised of 318 Ann Taylor stores, 513 LOFT stores, 91 Ann Taylor Factory stores and 17 LOFT Outlet stores.

ANNTAYLOR

During the quarter, the Company adopted FASB Staff Position EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities, which required recasting of earnings per share data in prior periods to conform to current periods. The Company indicated that there was virtually no impact from this accounting change in either the 2008 or 2009 first quarter periods.

Fiscal 2009 Outlook

The Company remains focused on managing the business conservatively through the current recessionary environment, while simultaneously positioning its brands—especially Ann Taylor—for an improved second half of 2009. For the second quarter, the Company expects its top-line results to again remain under significant pressure, primarily at the Ann Taylor division. As a result, the Company currently expects only modest improvement in its top-line trend in the second quarter of 2009. At the same time, the Company expects to achieve a solid gross margin rate in the second quarter that is in line with the second quarter of 2008, while selling, general and administrative expenses in the quarter are estimated to be approximately $245 million.

For the full year, the Company provided the following:

•

Given the macro environment and the particular impact it has had on the aspirational luxury sector and professional working women, the Company expects sales to continue to be under pressure for the year, with improvement expected at both brands in the second half.

•

Total square footage is expected to decline approximately 2% at year-end, reflecting the impact of the 37 stores planned for closure in fiscal 2009 under the Company’s restructuring program, partially offset by the opening of 14 new stores.

•

Gross margin rate for the year is expected to improve versus year-ago, due to continued aggressive inventory management, improved product at both brands, and the expectation of a gradual return to more rational promotional activity in the sector over the course of 2009.

•

Incremental restructuring savings for the year are now expected to total $40-$45 million, versus the $35-$40 million previously expected, resulting in program savings over the three-year period totaling $85-$95 million. One-time restructuring costs for 2009 are estimated to be approximately $5 million.

•	Selling, general and administrative expenses are expected to be below year-ago, reflecting restructuring savings and an ongoing focus on cost reduction.

•	Capital expenditures are expected to total approximately $35 million for the year.

•

The Company will continue to focus on maintaining a healthy balance sheet and building cash throughout the balance of the year. The Company expects to achieve a year-end cash position in excess of its year-end cash position in fiscal 2008, excluding any borrowings under the Company’s revolver.

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About Ann Taylor

Ann Taylor Stores Corporation is one of the leading women’s specialty retailers for fashionable clothing in the United States, operating 939 Ann Taylor, LOFT, Ann Taylor Factory, and LOFT Outlet stores in 46 states, the District of Columbia and Puerto Rico as of May 2, 2009, as well as online at AnnTaylor.com and AnnTaylorLOFT.com. Visit AnnTaylorStoresCorp.com for more information (NYSE: ANN).

Contact:

Judith Pirro

Director, Investor Relations

Ann Taylor Stores Corporation

212-541-3300 ext. 3598

ANNTAYLOR

FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. Forward-looking statements also include representations of the expectations or beliefs of the Company concerning future events that involve risks and uncertainties, including:

•	general economic conditions and the current financial crisis, including the effect on the Company’s liquidity and capital resources, and a downturn in the retail industry;

•	the behavior of financial markets, including fluctuations in interest rates and the value of the U.S. dollar against foreign currencies, or restrictions on the transfer of funds;

•

continuation of lowered levels of consumer spending, changes in levels of store traffic, lowered levels of consumer confidence and higher levels of unemployment resulting from the worldwide economic downturn;

•	the commercial and consumer credit environment;

•	continued volatility and further deterioration of the capital markets;

•	fluctuation in the Company’s level of sales and earnings growth and stock price;

•

the Company’s ability to achieve the results of its restructuring program, including the risk that the benefits expected from the restructuring program will not be achieved or may take longer to achieve than expected;

•	changes in management’s assumptions and projections concerning costs and timing in execution of the restructuring program;

•	the Company’s ability to realize deferred tax assets and the effect of external economic factors on the Company’s future funding obligations for its defined benefit pension plan;

•	competitive influences and decline in the demand for merchandise offered by the Company, and the Company’s ability to manage inventory levels;

•

the Company’s ability to manage the profitability of its existing stores, effectively renew or re-negotiate the terms of existing store leases, or locate new store sites or negotiate favorable lease terms for additional stores;

•	risks associated with the bankruptcy or significant deterioration of one or more of our major national retail landlords;

•	the Company’s ability to predict accurately client fashion preferences;

•	effectiveness of the Company’s brand awareness and marketing programs, and its ability to maintain the value of its brands;

•	the Company’s ability to successfully execute brand extensions and new concepts;

•	the Company’s ability to secure and protect trademarks and other intellectual property rights in the United States and/or foreign countries;

•	risks associated with the performance and operations of the Company’s Internet operations;

•	a significant change in the regulatory environment applicable to the Company’s business and the Company’s ability to comply with legal and regulatory requirements;

•

risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints and the Company’s dependence on a single distribution facility;

•

the uncertainties of sourcing associated with the current quota environment, including changes in sourcing patterns resulting from the imposition of legislation relating to import quotas or other possible trade law or import restrictions;

•

risks associated with the Company’s reliance on foreign sources of production, including financial or political instability in any of the countries in which the Company’s goods are manufactured and supplier inability to obtain adequate credit or access to liquidity to finance operations;

•	risks associated with a failure by independent manufacturers to comply with the Company’s quality, product safety and social practices requirements;

•

the potential impact of natural disasters and public health concerns, including severe infectious diseases, particularly on the Company’s foreign sourcing offices and manufacturing operations of the Company’s vendors;

•	acts of war or terrorism in the United States or worldwide;

•	work stoppages, slowdowns or strikes;

•	the Company’s ability to hire, retain and train key personnel;

•	the Company’s ability to successfully upgrade and maintain its information systems, including adequate system security controls; and

•	the Company’s ability to continue operations in accordance with its business continuity plan in the event of an interruption.

Further description of these risks and uncertainties and other important factors are set forth in the Company’s latest Annual Report on Form 10-K, including but not limited to Item 1A – Risk Factors and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations therein, and in the Company’s other filings with the SEC. Although these forward-looking statements reflect the Company’s current expectations concerning future events, actual results may differ materially from current expectations or historical results. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

ANNTAYLOR

ANNTAYLOR STORES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Quarters Ended May 2, 2009 and May 3, 2008

(unaudited)

	Quarters Ended
	May 2, 2009	May 3, 2008
	(in thousands, except per share amounts)
Net sales	$426,747	$591,663
Cost of sales	189,889	276,738

Gross margin	236,858	314,925
Selling, general and administrative expenses	239,390	269,968
Restructuring charges	185	3,723

Operating (loss)/income	(2,717)	41,234
Interest income	273	792
Interest expense	779	424

(Loss)/income before income taxes	(3,223)	41,602
Income tax (benefit)/provision	(909)	15,705

Net (loss)/income	$(2,314)	$25,897

Earnings per share:
Basic (loss)/earnings per share of common stock	$(0.04)	$0.43
Weighted average shares outstanding	56,550	59,577
Diluted (loss)/earnings per share of common stock	$(0.04)	$0.43
Weighted average shares outstanding, assuming dilution	56,550	59,778

Number of stores open at beginning of period	935	929
Number of stores opened during period	9	25
Number of stores closed during period	(5)	(13)

Number of stores open at end of period	939	941

Number of stores expanded/relocated during period *	1	5

Total store square footage at end of period (000’s)	5,515	5,487

*	Expanded stores are excluded from comparable store sales for the first year following expansion.

ANNTAYLOR

ANNTAYLOR STORES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

May 2, 2009, January 31, 2009 and May 3, 2008

(unaudited)

	May 2, 2009	January 31, 2009	May 3, 2008
	(in thousands)
Assets
Current assets
Cash and cash equivalents	$198,695	$112,320	$119,169
Accounts receivable	31,051	14,081	27,328
Merchandise inventories	212,276	173,447	252,350
Deferred income taxes	21,322	25,422	30,214
Refundable income taxes	1,602	35,270	—
Prepaid expenses and other current assets	57,969	63,056	54,477

Total current assets	522,915	423,596	483,538
Property and equipment, net	460,249	469,687	552,045
Goodwill	—	—	286,579

Deferred financing costs, net	1,199	1,275	1,517
Deferred income taxes	50,590	53,253	21,902
Other assets	12,986	12,628	14,921

Total assets	$1,047,939	$960,439	$1,360,502

Liabilities and Stockholders’ Equity
Current liabilities
Trade notes and accounts payable	$91,138	$109,205	$99,549
Credit facility	125,000	—	—
Accrued salaries and bonus	20,319	23,883	19,824
Accrued tenancy	41,625	42,710	44,817
Gift certificates and merchandise credits redeemable	38,741	45,605	43,585
Accrued expenses and other current liabilities	82,551	84,180	81,079

Total current liabilities	399,374	305,583	288,854
Deferred lease costs	210,890	217,614	227,020
Deferred income taxes	1,769	1,898	1,885
Other liabilities	17,906	18,832	9,025

Commitments and contingencies

Stockholders’ equity
Common stock, $.0068 par value; 200,000,000 shares authorized; 82,476,328, 82,476,328 and 82,331,358 shares issued, respectively	561	561	560
Additional paid-in capital	765,367	791,852	780,855
Retained earnings	430,188	432,502	792,305
Accumulated other comprehensive loss	(7,506)	(7,702)	(3,738)

	1,188,610	1,217,213	1,569,982

Treasury stock, 23,916,352, 25,220,809 and 22,768,209 shares respectively, at cost	(770,610)	(800,701)	(736,264)

Total stockholders’ equity	418,000	416,512	833,718

Total liabilities and stockholders’ equity	$1,047,939	$960,439	$1,360,502